Exhibit 99.1

Pope Resources Closes $1.9 Million Sale to Kitsap County

    POULSBO, Wash.--(BUSINESS WIRE)--June 7, 2004--Pope Resources (Nasdaq:POPEZ) announced it has closed the sale of 426 acres to Kitsap County. Pope Resources received $1.9 million for the acreage that will be developed by the County's Parks and Recreation Department as a regional "Heritage Park". The property is located in the northern part of Kitsap County near the town of Kingston, Washington. In addition to the sale of 426 acres, Pope Resources agreed to extend an option to the County to purchase up to an additional 360 acres of adjacent land in either one or two phases. If this option is not exercised, it will expire in July 2008.
    Kitsap County has had a goal to acquire and develop five such regional Heritage Parks, each of which will provide future generations with a wide range of active and passive recreational opportunities. In the near-term, the North Kitsap park will provide the Parks and Recreation Department with the opportunity to alleviate an existing shortage of sports fields in this part of the County.
    "Although the closing of this transaction is certainly exciting, its real benefits to the community will become more apparent as the area around it grows," said Jon Rose, President of Pope Resources' real estate subsidiary, Olympic Property Group. "For the long-term, the park's strategic location, within close proximity to Kingston's fast-growing urban center and ferry connections, creates an amenity that will serve as a centerpiece for sustainable, high-quality community development."
    County Commissioner Chris Endresen, who represents the North Kitsap area, has consistently expressed enthusiastic support for the acquisition. "The establishment of a series of regional Heritage Parks throughout Kitsap County is a vision that has been strongly endorsed by the Board of Commissioners. In recent years, we've successfully acquired magnificent properties in South Kitsap and Central Kitsap, and this acquisition of 426 acres in North Kitsap represents another jewel in Kitsap's park system. We looked long and hard for property that could best meet the community's need for both active recreation and natural resource preservation. The unique characteristics of the Pope Resources property provides us with an opportunity to build ball fields, picnic areas and active trails while simultaneously protecting hundreds of acres of forestland and critical habitat. The County's investment in the North Kitsap Heritage Park will serve our current residents and multiple generations of future Kitsap residents as well."

    About Pope Resources

    Pope Resources, a publicly traded limited partnership, and its subsidiaries Olympic Resource Management and Olympic Property Group, own 118,000 acres of timberland and development property in Washington. In addition, it provides forestry consulting and timberland management services to third-party owners and managers of timberland in Washington, Oregon and California. The company and its predecessor companies have owned and managed timberlands and development properties for more than 150 years. Additional information on the company can be found at www.orm.com.

    CONTACT: Pope Resources
             Tom Ringo, 360-697-6626